Exhibit 99.1

FOR IMMEDIATE RELEASE JULY 12, 2004	CONTACT: MICHAEL J. KOSS (414) 964-5000

Koss Sets New Record Year for Sales of Stereophones
Fourth Quarter Net Income Jumps 49% on Net Sales Increase of 25%
European Fourth Quarter Sales Jump by 97%
Company Expands License Agreement to Include MP3 Players

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based leader in high fidelity stereophones, has announced quarterly earnings for the period ending June 30, 2004. The Company has also announced an extension of its licensing agreement to include MP3 players.

For the fourth quarter ending June 30, 2004, the Company recorded an increase in sales of 25%, posting $10,941,768 compared with $8,764,140 for the same quarter in 2003. Net income for the same period increased by 49% reaching $1,974,351 compared with $1,323,308 for the fourth quarter ending June 30, 2003. Diluted earnings per share for the fourth quarter increased by 47% to $0.50 from $0.34 for the same quarter one year ago.

“We are very pleased with the performance of the fourth quarter and the improvements we have seen during this past fiscal year,” Michael J. Koss, President and CEO, told employees here today. “We have continued to experience positive growth in segments of our domestic retail sales and our export shipments have set new records, most notably in Europe where shipments rose by 97% in the fourth quarter and 72% for the fiscal year.”

Year to date sales for the Company for the fiscal year ending June 30, 2004 were $40,493,211 compared with $33,802,634 one year ago, an increase of 20%. Net income for the twelve months ending June 30, 2004 rose by 31% to $5,448,147 compared with $4,169,411 for the twelve months ending in 2003. Diluted earnings per share rose by 28% to $1.38 from $1.08 in 2003.

“We have been optimistic about the improvements we are seeing in several of our major retailers,” Koss said. “However, not every retailer has enjoyed the same increase in Koss stereophone sales during the year as a result of their choice of model mix. Our infrared automotive business is picking up and we are also experiencing an increase in sales to the international PX stores to support sales to military personnel stationed overseas.”

Koss went on to explain that not all domestic retailers were coming through the recovery in the same fashion.

“This is not a case of the economic tide automatically lifting all boats,” Koss said. “Some retailers made changes in their model offerings last year that decreased their average selling prices on models of Koss stereophones. It is our hope that we can improve model selection in those retailers in the coming year, while picking up some additional new distribution with special new product offerings.”

Koss also took the opportunity to announce the extension of its licensing agreement in North America. The agreement reached on June 30, 2004 extends the product offerings for the Company to include MP3 players and returns the possibility for Koss to directly market AM/FM radios built into stereo headphones.

“With MP3 players expanding dramatically in the market, this is a great opportunity for the Company to increase both its royalty income and awareness for its brand,” Koss said. “The product line for our licensee will include a line of solid state MP3 players, while Koss undertakes the development of a Koss branded stereophone with an MP3 player built inside.”

Michael Koss went on to explain that the Ninth Amendment to the Licensing Agreement would permit the company to market a selection of higher quality electronics directly to consumers in the future.

“We have also reduced the licensing fees slightly on CD players to reflect the changing nature of these products in the market as we place more emphasis on MP3 players in general,” he said.

“Our Company remains primarily focused on stereophone headphones,” Koss continued. “Our acquisition last year, of Bi-Audio, a company which specializes in telecommunications headsets for call centers, cellular telephones, and security communications, has helped to extend our products into new distribution channels.”

Koss said the consolidation of its acquisition of Bi-Audio was making a contribution to its top line revenue, and that the coming year was expected to mark a sharp improvement in the distribution of the new Bi-Audio product offerings.

Koss will pay a dividend of $0.13 cents per share on July 15, 2004, to shareholders of record June 30, 2004.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Audited)

	Three Months		Twelve Months
Period Ended June 30	2004	2003	2004	2003
Net sales	$10,941,768	$8,764,140	$40,493,211	$33,802,634
Cost of goods sold	6,466,971	5,152,524	24,531,258	19,954,595

Gross profit	4,474,797	3,611,616	15,961,953	13,848,039
Selling, general and administrative expense	1,554,735	1,710,573	8,089,765	7,737,030

Income from operations	2,920,062	1,901,043	7,872,188	6,111,009
Other income (expense)
Royalty income	310,196	302,628	1,071,638	755,364
Interest income	15,479	4,079	22,311	12,711
Interest expense	—	(3,282)	(960)	(14,572)

Income before income tax provision	3,245,737	2,204,468	8,965,177	6,864,512
Provision for income taxes	1,271,386	881,160	3,517,030	2,695,101

Net income	$1,974,351	$1,323,308	$5,448,147	$4,169,411

Earnings per common share:
Basic	$0.52	$0.35	$1.44	$1.14
Diluted	$0.50	$0.34	$1.38	$1.08

Dividends per common share	$0.13	$0.13	$0.52	$0.52